W.W. GRAINGER, INC.

STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (the “Agreement”) is entered into between W.W. Grainger, Inc., an Illinois corporation (the “Company”) and the employee named below (the “Employee”).

Pursuant to the W.W. Grainger, Inc. 2005 Incentive Plan (the “Plan”), the Company desires to afford the Employee an opportunity to purchase shares of its common stock (the “Common Stock”) as hereinafter provided, in consideration of the Employee’s agreement to enter into that certain Unfair Competition Agreement between the Company and the Employee of even date herewith (the “Unfair Competition Agreement”), and the Employee desires to enter into the Unfair Competition Agreement and accept the Option, on the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Plan.

NOW, THEREFORE, in consideration of the mutual promises set forth below and in the Unfair Competition Agreement, the parties hereto agree as follows:

1.

Grant of Option and Purchase Price. Subject to the terms and conditions of this Agreement, the Plan and the Unfair Competition Agreement (the terms of which are hereby incorporated herein by reference), the Company grants to the Employee the right and option (“Option”) to purchase all or part of the number of shares of the Common Stock of the Company and at the Option price per share specified in the Certificate of Stock Option Award issued pursuant to the Plan and as it may be hereafter amended.

2.

Certificate of Stock Option Award. The Certificate of Stock Option Award (the “Certificate”), referred to in the preceding section shall be dated _________ (the “Award Date”) and shall specify the Option price, the expiration date of the Option as set forth in Section 4 below, and the number of shares to which the Option applies, and may include other terms and conditions not inconsistent with the Plan. The Certificate is incorporated herein by reference and the terms of this Agreement, the Plan and the Unfair Competition Agreement are incorporated by reference into each Certificate.

3.

Receipt by the Employee of the Plan. The Employee acknowledges receipt of the Plan booklet which contains the entire Plan. The Employee represents and warrants that he has read the Plan and that he agrees that all Options awarded under it shall be subject to all of the terms and conditions of the Plan including, but not limited to, the right to amend the Plan and to provisions of the Plan which provide (i) that the Committee shall have the sole and complete authority to determine the terms and provisions of the Stock Option Award Agreements and to make all determinations necessary or advisable for the administration of the Plan, which determinations shall be conclusive and (ii) the terms and conditions governing the exercise of all Options.

4.

Term of Option. An Option awarded under the Plan shall expire ten (10) years from the Award Date, subject to the terms and conditions set forth in the Plan, this Agreement and the Unfair Competition Agreement.

5.	Tax Deposit. Upon exercising all or any part of an Option, the Employee shall deposit with the Company an amount of cash equal to the amount determined by the Company to be withheld upon the exercise of the Option for any withholding taxes, FICA contributions, or the like under any federal or state statute, rule, or regulation. The Company may withhold, and the Committee may in its discretion permit the Employee to elect (subject to such conditions as the Committee shall require) to have the Company withhold, a number of shares of Common Stock having a fair market value on the date that the amount of tax to be withheld is determined equal to the required statutory minimum withholding. The Company shall not issue and deliver any of its Common Stock upon the exercise of any Option until and unless the Employee has made the deposit required herein or proper provision for withholding has been made.

6.

Agreement to Serve. Except in the case of an event causing acceleration of exercisability of the Option in accordance with the Plan, the Employee agrees to remain in the employ of the Company or its subsidiaries for a period of at least one (1) year from each award date, subject to the right of the Company to terminate such employment.

7.	Other Terms and Conditions Applicable to Exercise of the Option.

a.

Exercise Date. Unless otherwise provided in the Plan, an Option awarded under the Plan shall not be exercisable in whole or in part until three (3) years from the Award Date, provided, however, that the Option shall become immediately exercisable in the event of death, disability, or retirement of the Employee in accordance with the provisions of the applicable retirement plan. For purposes of this Agreement, the term “disability” means the Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted for a continuous period of not less than twelve (12) months.

b.	Notice. The Employee shall exercise an Option by giving appropriate notice of the Employee’s desire to exercise the Option. The notice shall specify the number of shares to be acquired.

c.

Payment of Purchase Price. The Employee shall at the time of exercise of an Option (except in the case of a cashless exercise) tender to the Company the full purchase price. At the discretion of the Committee, and subject to such rules and regulations as it may adopt, the purchase price may be paid (i) in full in cash, (ii) in Common Stock already owned by the Employee for at least six months and having a fair market value on the date of exercise equal to the full purchase price, (iii) through a combination of cash and Common stock, or (iv) through a cashless exercise through a broker-dealer approved for this purpose by the Company.

d.

Minimum Exercise. An Option of 200 shares or less must be exercised in its entirety. An Option for more than 200 shares may be exercised in part for no fewer than 200 shares, or 100 share multiples in excess thereof, unless the remaining shares subject to the Option are less than 200 shares, in which case if any are exercised, the entire balance must be exercised.

e.

Rights of Shareholder. The Employee shall have none of the rights of a shareholder with respect to the shares subject to an Option until such shares shall be issued on the exercise of an Option. The Company agrees to advise the transfer agent of the exercise as soon as practicable after receipt of the notice of exercise, but the Company assumes no liability with respect to any delay or other action or inaction on the part of the transfer agent.

8.

Severability. The provisions of the Agreement shall be severable, and in the event that any provision of it is found to be unenforceable, all other provisions shall be binding and enforceable on the parties as drafted. In the event that any provision is found to be unenforceable, the parties consent to the Court’s modification of that provision in order to make the provision enforceable, subject to the limitations of the Court’s powers under the law.

9.

Venue. The Employee acknowledges that, in the event that a determination of the enforceability of this Agreement is sought, or any other judicial proceedings are brought pertaining to this Agreement, the Company has the choice of venue and the preferred venue for such proceedings is Lake County, Illinois.

IN WITNESS WHEREOF, the Company has caused this Stock Option Award Agreement to be executed by a duly authorized Officer of the Company and the Employee hereby agrees to all the terms and conditions set forth above.

W.W. GRAINGER, INC.

By:
Richard L. Keyser Chairman and Chief Executive Officer

Employee (Signature)
Employee (Print Name)
Date

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